Exhibit 99.1

DIH Announces Fiscal 2025 First Quarter Financial Results

NORWELL, MA – August 19, 2024 DIH Holding US, Inc. ("DIH")(NASDAQ:DHAI), a global provider of advanced robotic devices used in physical rehabilitation, which incorporate visual stimulation in an interactive manner to enable clinical research and intensive functional rehabilitation and training in patients with walking impairments, reduced balance and/or impaired arm and hand functions, today announced financial results for the quarter ended June 30, 2024, which is the first quarter of fiscal 2025.

Recent Highlights

•
Revenue of $16.2 million for the quarter ended June 30, 2024, representing growth of 24% over the prior year period
•
Device revenue of $12.3 million and service revenue of $3.5 million for the quarter ended June 30, 2024, representing growth of 18% and 49%, respectively over the prior year period
•
Revenue growth in both Europe, Middle East and Africa (EMEA) and the Americas of 54% over the prior year period
•
Gross Margin of 53.5%, representing a 12 percentage point improvement over the prior year period
•
Net loss of $0.6 million, representing improvement of $2.3 million over the prior year period
•
DIH reiterates its expected full year 2025 revenue range of $74 million to $77 million, representing growth of approximately 15% to 20% over the full year 2024

“We are very pleased with the Company’s performance in the first quarter of Fiscal Year 2025, showing significant progress over the same quarter last year,” said Jason Chen, Chairman and CEO of DIH. “I am excited that two of our major strategic markets, EMEA and the Americas, each achieved growth of 54% and that recurring service revenue grew by 49%. Our team has increased account penetration and enhanced productivity through workflow efficiencies, as reflected in the significant improvements in both gross margin and net income. We will continue to enrich our product solution offerings throughout the year and I remain excited about the significant growth opportunities ahead of us.”

Financial Results for the First Fiscal Quarter Ended June 30, 2024

Revenue for the three months ended June 30, 2024 increased by $3.1 million, or 24.1%, to $16.2 million from $13.0 million for the three months ended June 30, 2023. The overall increase was primarily due to an increase in devices sold of $1.8 million, or 17.6% year over year. The increase in devices revenue was primarily driven by higher sales volume in EMEA. Services revenue represented an increase of $1.2 million, up 49.1% compared to the prior period. Other revenues were consistent compared to the prior period. Total revenue in EMEA and the Americas increased by $3.6 million and $1.6 million, respectively, to $10.2 million and $4.6 million for the three months ended June 30, 2024 compared to $6.6 million and $3.0 million for the three months ended June 30, 2023. The increase was partially offset by a decrease in sales in Asia.

The impact due to foreign currency translation resulted in a decrease of approximately $0.1 million in revenue for the three months ended June 30, 2024.

Gross profit for the first fiscal quarter ended June 30, 2024, was $8.7 million, an increase of 60.6% compared to the prior year period. The increase was driven by an increase of $3.1 million in sales primarily in the EMEA region. Cost of sales was improved as compared to June 30, 2023, and was driven in part by a provision adjustment in the prior year that was not recurring in the current period.

Selling, general and administrative expense for the three months ended June 30, 2024 increased by $2.8 million, or 48.2%, to $8.7 million from $5.8 million for the three months ended June 30, 2023. The increase was driven by a $0.7 million increase in professional service costs related to audit, legal and other professional services along with an investment in finance capacity to support public company reporting obligations. Additionally, the increase included a $0.7 million increase in performance-based compensation and a $0.9 million increase in overhead expenses supporting the current growth. In addition, the Company implemented new guidance for the provision of credit losses during the three months ended June 30, 2023 The adjustment during the prior period reduced reserves on receivables in the prior year and, generated a benefit to the Company in the prior year that is not recurring as of the three months ended June 30 2024.

Research and development costs for the three months ended June 30, 2024 increased by $0.2 million, or 14.3%, to $1.6 million from $1.4 million for the three months ended June 30, 2023. The increase was primarily attributable to a $0.2 million increase in personnel expenses related to increased employee compensation.

Cash and cash equivalents on June 30, 2024 totaled $2.7 million.

Fiscal Year 2025 Outlook

The Company continues to expect gross revenue for fiscal year 2025 to range between $74 million and $77 million, representing approximately 15%-20% growth over fiscal year 2024.

About DIH Holding US, Inc.

DIH stands for the vision to “Deliver Inspiration & Health” to improve the daily lives of millions of people with disabilities and functional impairments through providing devices and solutions enabling intensive rehabilitation. DIH is a global provider of advanced robotic devices used in physical rehabilitation, which incorporate visual stimulation in an interactive manner to enable clinical research and intensive functional rehabilitation and training in patients with walking impairments, reduced balance and/or impaired arm and hand functions. Built through the mergers of global-leading niche technology providers, DIH is a transformative rehabilitation solutions provider and consolidator of a largely fragmented and manual-labor-driven industry.

Caution Regarding Forward-Looking Statements

This press release contains certain statements which are not historical facts, which are forward-looking statements within the meaning of the federal securities laws, for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These forward-looking statements include certain statements made with respect to the business combination, the services offered by DIH and the markets in which it operates, and DIH’s projected future results. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions provided for illustrative purposes only, and projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties that could cause the actual results to differ materially from the expected results. These risks and uncertainties include, but are not limited to: general economic, political and business conditions; the ability of DIH to achieve its projected revenue, the failure of DIH realize the anticipated benefits of the recently-completed business combination and access to sources of additional debt or equity capital if needed. While DIH may elect to update these forward-looking statements at some point in the future, DIH specifically disclaims any obligation to do so.

Investor Contact
Greg Chodaczek
332-895-3230

Investor.relations@dih.com

DIH HOLDING US, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data, unaudited)

	As of June 30, 2024	As of March 31, 2024
Assets
Current assets:
Cash and cash equivalents	$2,749	$3,225
Accounts receivable, net of allowances of $631 and $667, respectively	5,690	5,197
Inventories, net	9,014	7,830
Due from related party	5,728	5,688
Other current assets	6,194	5,116
Total current assets	29,375	27,056
Property, and equipment, net	664	530
Capitalized software, net	2,052	2,131
Other intangible assets, net	380	380
Operating lease, right-of-use assets, net	4,388	4,466
Other tax assets	417	267
Other assets	933	905
Total assets	$38,209	$35,735
Liabilities and Deficit
Current liabilities:
Accounts payable	$5,368	$4,305
Employee compensation	3,991	2,664
Due to related party	9,790	10,192
Current portion of deferred revenue	6,350	5,211
Manufacturing warranty obligation	549	513
Current portion of long-term operating lease	1,509	1,572
Current maturities of convertible debt	1,461	—
Advance payments from customers	9,272	10,562
Accrued expenses and other current liabilities	9,950	9,935
Total current liabilities	48,240	44,954
Convertible debt, net of current maturities	1,177	—
Notes payable - related party	10,722	11,457
Non-current deferred revenues	4,747	4,670
Long-term operating lease	2,925	2,917
Deferred tax liabilities	89	112
Other non-current liabilities	4,304	4,171
Total liabilities	$72,204	$68,281
Commitments and contingencies
Deficit:
Preferred stock, $0.00001 par value; 10,000,000 shares authorized; no shares issued and outstanding at June 30, 2024 and March 31, 2024	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 34,544,935 shares issued and outstanding at June 30, 2024 and March 31, 2024	3	3
Additional paid-in-capital	3,685	2,613
Accumulated deficit	(35,826)	(35,212)
Accumulated other comprehensive income (loss)	(1,857)	50
Total deficit	$(33,995)	$(32,546)
Total liabilities and deficit	$38,209	$35,735

DIH HOLDING US, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data, unaudited)

	For the Three Months Ended June 30,
	2024	2023
Revenue	$16,187	$13,045
Cost of sales	7,521	7,648
Gross profit	8,666	5,397
Operating expenses:
Selling, general, and administrative expense	8,676	5,837
Research and development	1,644	1,438
Total operating expenses	10,320	7,275
Operating loss	(1,654)	(1,878)
Other income (expense):
Interest income (expense)	(135)	(120)
Other income (expense), net	1,898	(689)
Total other income (expense)	1,763	(809)
Income (loss) before income taxes	109	(2,687)
Income tax expense	723	226
Net loss	$(614)	$(2,913)

Net loss per share, basic and diluted	$(0.02)	$(0.12)
Weighted average common shares outstanding, basic and diluted	34,545	25,000

DIH HOLDING US, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in thousands, unaudited)

	For the Three Months Ended June 30,
	2024	2023
Net loss	$(614)	$(2,913)
Other comprehensive (loss) income, net of tax
Foreign currency translation adjustments, net of tax of $0 and $0	(1,388)	841
Pension liability adjustments, net of tax of $0 and $0	(291)	(420)
Other comprehensive (loss) income	(1,679)	421
Comprehensive loss	$(2,293)	$(2,492)

DIH HOLDING US, INC. AND SUBSIDIARIES

INTERIM CONDENSED COMBINED STATEMENTS OF CHANGES IN EQUITY (DEFICIT)

(in thousands, unaudited)

	Common Stock
	Shares(1)	Amount	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Equity (Deficit)
Balance, March 31, 2023	25,000,000	$2	$(1,898)	$(26,769)	$(289)	$(28,954)
Net loss	—	—	—	(2,913)	—	(2,913)
Other comprehensive loss, net of tax	—	—	—	—	421	421
Balance, June 30, 2023	25,000,000	$2	$(1,898)	$(29,682)	$132	$(31,446)

	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Equity (Deficit)
Balance, March 31, 2024	34,544,935	$3	$2,613	$(35,212)	$50	$(32,546)
Net loss	—	—	—	(614)	—	(614)
Transaction relates to reverse recapitalization	—	—	710	—	—	710
Issuance of warrants	—	—	362	—	—	362
Other comprehensive income, net of tax	—	—	—	—	(1,907)	(1,907)
Balance, June 30, 2024	34,544,935	$3	$3,685	$(35,826)	$(1,857)	$(33,995)

DIH HOLDING US, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands, unaudited)

	For the Three Months Ended June 30,
	2024	2023
Cash flows from operating activities:
Net loss	$(614)	$(2,913)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	91	79
Provision for credit losses	(36)	(432)
Allowance for inventory obsolescence	(13)	693
Pension contributions	(150)	(150)
Pension expense	77	66
Foreign exchange (gain) loss	(1,899)	689
Noncash lease expense	422	375
Noncash interest expense	—	7
Deferred and other noncash income tax (income) expense	(166)	4
Changes in operating assets and liabilities:
Accounts receivable	(489)	705
Inventories	(1,468)	(1,332)
Due from related parties	(108)	1,522
Due to related parties	(584)	(649)
Other assets	(872)	(398)
Operating lease liabilities	(425)	(518)
Accounts payable	1,508	36
Employee compensation	1,388	(160)
Other liabilities	—	189
Deferred revenue	1,411	209
Manufacturing warranty obligation	50	71
Advance payments from customers	(1,136)	2,229
Accrued expense and other current liabilities	1,003	(797)
Net cash used in operating activities	(2,010)	(475)
Cash flows from investing activities:
Purchases of property and equipment	(235)	(15)
Net cash used in investing activities	(235)	(15)
Cash flows from financing activities:
Proceeds from issuance of convertible debt, net of issuance costs	2,509	—
Payments on related party notes payable	(735)	(1,936)
Net cash provided by (used in) financing activities	1,774	(1,936)
Effect of currency translation on cash and cash equivalents	(5)	13
Net increase in cash, and cash equivalents, and restricted cash	(476)	(2,413)
Cash, and cash equivalents - beginning of period	3,225	3,175
Cash, and cash equivalents - end of period	$2,749	$762
Supplemental disclosure of cash flow information:
Interest paid	$135	$113
Income tax paid	$—	$—
Supplemental disclosure of non-cash investing and financing activity:
Accounts payable settled upon reverse recapitalization	$710	$—